Contact:          Susan Gordon
                  702-4309
                  or
                  Information Agent:
                  Beacon Hill Partners, Inc.
                  Attention: Edward McCarthy
                  (212) 843-8500


                              FOR IMMEDIATE RELEASE

                   TENDER OFFER BY AFFILIATE OF ICAHN EXPIRED

Mount Kisco, N.Y., December 29, 1998 - Carl C. Icahn announced today the completion of the tender offer (the "Offer") by his affiliate, Leyton LLC, a Delaware limited liability company (the "Purchaser"), for up to ten million Depositary Units of American Real Estate Partners, L.P. (NYSE: ACP), a Delaware limited partnership (the "Partnership"). The Offer expired at 12:00 midnight, New York City time, on Monday, December 28, 1998.

         The Purchaser has accepted for payment all Depositary Units properly tendered and not withdrawn pursuant to the Offer. Based upon a preliminary count provided by the depositary, the Purchaser reported that approximately 6,597,666 Depositary Units had been tendered pursuant to the Offer.